Exhibit 3(b)(1)
        BYLAWS

        OF

        THE MONTANA POWER COMPANY













Adopted on              :       August 22, 1995
As Amended on   :       August 27, 1996




THE MONTANA POWER COMPANY

AMENDED BYLAWS


Article Amendment       Date of Amendment



11      The affairs of the Corporation shall be managed by      August 27,
1996
        a Board of fifteen (15) Directors. The Directors shall be divided into three groups, each as nearly equal in number as possible. Each group of Directors shall stand for election upon expiration of their terms. Directors shall hold office for a term of three (3) years or until a successor is duly elected and qualified.




        THE MONTANA POWER COMPANY
        CERTIFICATION OF RESOLUTION
        I, R. M. Ralph, Assistant Secretary of The Montana Power Company, a corporation, hereby certify that the following is a full, true and correct copy of Resolution duly adopted by the Board of Directors of The Montana Power Company at a meeting duly called and held August 27, 1996 and that said Resolution is in full force and effect as of the date of this certificate.

        RESOLVED, that effective August 27, 1996, the first sentence of
Section 11 of the Bylaws of The Montana Power Company is hereby amended to reduce the number of Directors to fifteen (15) as follows:

                SECTION 11. The affairs of the Corporation shall be managed by a Board of fifteen (15) Directors.


  IN WITNESS WHEREOF, I have hereunto set my hand and the Seal of said Corporation this 11th day of November, 1996.


                                        /s/R. M. Ralph, Assistant
                                        Secretary




(SEAL)